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                                                                  EXHIBIT (23.2)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 23, 1997, except Notes 2 and 13, as to which the date is December 8, 1997, on the consolidated financial statements of McNeilus Companies, Inc. and Subsidiaries, which appears on page F-1 of the current report on Form 8-K of Oshkosh Truck Corporation dated February 26, 1998, and to the reference to our firm under the caption "Experts" in the Prospectus. It should be noted that we have not audited any financial statements of McNeilus Companies, Inc. and Subsidiaries subsequent to February 28, 1997, or performed any audit procedures subsequent to the date of our report.


                       /s/ Larson, Allen, Weishair & Co., LLP
                       LARSON, ALLEN, WEISHAIR & CO., LLP


Minneapolis, Minnesota
November 18, 1999